Filed with the Securities and Exchange Commission on May 1, 2001

Securities Act Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YOCREAM INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Oregon	91-0989395
(State of Incorporation)	(I.R.S. Employer Identification No.)

5858 N.E. 87th Avenue, Portland, Oregon	97220
(Address of Principal Executive Offices)	(Zip Code)

2000 STOCK OPTION PLAN
 (Full title of the plan)

JOHN N. HANNA, Chief Executive Officer
5858 N.E. 87th Avenue
Portland, Oregon 97220
(503) 256-3754
(Name, address and telephone number
of agent for service)

Copies to:
CURT B. GLEAVES
Foster Pepper & Shefelman LLP
101 S.W. Main St., 15th Fl.
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Number of Shares Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	100,000	$3.90	$390,000	$97.50

(1)	The shares of Common Stock represent the number of shares with respect to which options have been granted or may be granted under the 2000 Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of the 2000 Stock Option Plan.
(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted. Pursuant to Rule 457(h), the offering price is estimated solely for the purposes of calculating the registration fee and is based on the average of the high and low prices reported for the Common Stock on NASDAQ on April 30, 2001.

EXPLANATORY NOTE

          In accordance with the instruction Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers and sales of common stock of YOCREAM International, Inc. (the "Company"), pursuant to the Company's 2000 Stock Option Plan (the "Plan").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents filed by YOCREAM International, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1.	The Company's annual report on Form 10-K for the year ended October 31, 2000 (filed January 30, 2001 Film No. 1518356);
2.	The Company's quarterly report on Form 10-Q for the quarter ended January 31, 2001, (filed March 20, 2001, Film No. 1572104).
3.	All other reports filed since October 31, 2000 pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

          All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not Applicable.

Item 5. Interests of Named Experts and Counsel.

          Not Applicable.

Item 6. Indemnification of Directors and Officers.

          Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") may be indemnified by the corporation against liability incurred by the Indemnitee in connection with the proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests, and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation, and if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of incorporation of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

          The Company's Restated Articles of Incorporation (the "Articles") provide that the company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify our directors and officers for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with us, to the fullest extent permitted by law. These provisions do not limit our rights or any shareholder's rights to seek non-monetary relief, and do not affect director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

          Not Applicable.

Item 8. Exhibits.

          The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

5.1           Opinion of Foster Pepper & Shefelman LLP

23.1          Consent of Grant Thornton LLP

23.2          Consent of Foster Pepper & Shefelman (Included in Exhibit 5.1)

24.1          Power of Attorney (included in signature page)

99.1          2000 Stock Option Plan (Incorporated by reference to the 10-Q for the period ending April 30, 2000 filed on June 16, 2000)

Item 9. Undertakings.

          The undersigned registrant hereby undertakes:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Paragraphs (i) and (ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 25th day of April, 2001.

YOCREAM INTERNATIONAL, INC.
By: /s/ John N. Hanna
John N. Hanna, Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints JOHN N. HANNA and W. DOUGLAS CAUDELL, and each of them with the power of substitution, to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ John N. Hanna	Date: April 25, 2001
John N. Hanna, Chief Executive Officer and Chairman of the Board of Directors
By: /s/ David J. Hanna	Date: April 25, 2001
David J. Hanna, President and Director
By: /s/ James S. Hanna	Date: April 25, 2001
James S. Hanna, Director
By:	Date: April 25, 2001
Carl G. Behnke, Director
By: /s/ William J. Rush	Date: April 25, 2001
William J. Rush, Director
By: /s/ W. Douglas Caudell	Date: April 25, 2001
W. Douglas Caudell, Chief Financial Officer

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper & Shefelman LLP
23.1	Consent of Grant Thornton LLP
23.2	Consent of Foster Pepper & Shefelman (Included in Exhibit 5.1)
24.2	Power of Attorney (included in signature page)
99.1	2000 Stock Option Plan (Incorporated by reference to the 10-Q for the period ending April 30, 2000 filed on June 16, 2000)

EXHIBIT 5.1

April 25, 2001

Board of Directors
YOCREAM International, Inc.
5858 N.E. 87th Avenue
Portland, Oregon 97220

Re:	Form S-8 Registration of YOCREAM International, Inc. 2000 Stock Option Plan

Ladies and Gentlemen:

          This firm is special counsel to YOCREAM International, Inc., an Oregon corporation (the “Company”), and in that capacity we have assisted in the preparation of certain documents, including the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration and issuance of up to 100,000 shares of the Company’s common stock (“Shares”) in accordance with the Company’s 2000 Stock Option Plan (the “Plan”).

          In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission, and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and Bylaws of the Company, as amended to date, and excerpts from minutes of certain meetings of the Board of Directors and of the shareholders of the Company. We have received from the officers of the Company certificates and other representations concerning certain factual matters relevant to this opinion. We also have received certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

          As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

          Based upon and subject to all of the foregoing, we are of the opinion that:

          The Shares have been validly authorized, and when (i) the Registration Statement becomes effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with; and (iii) the Shares have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

          Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

          This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

          This opinion is solely for your information and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without our prior written consent.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very truly yours,
FOSTER PEPPER & SHEFELMAN LLP
By: /s/ Curt Gleaves
Curt Gleaves

EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated January 12, 2001 accompanying the financial statements of YOCREAM International, Inc. appearing in the Annual Report on Form 10-K for the year ended October 31, 2000, which are incorporated by reference in this Registration Statement on Form S-8. We consent to incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Portland, Oregon
April 26, 2001